Potential Impact of a Reverse Split[1]

	350	375	400	425	450
Shares Repurchased					
Registered Shareholders	85,234	90,625	94,081	100,212	108,576
NOBOs	16,354	19,239	19,623	21,238	21,670
Estimates for OBOs[2]	13,900	16,348	16,674	18,044	18,410
Total Shares Repurchased	115,488	126,211	130,377	139,493	148,656
Remaining Shareholders[3]	296	281	272	257	238
Cash Outlay at $37.50 per Share	$4,330,788	$4,732,930	$4,889,148	$5,231,006	$5,574,601

1 - Registered shareholder and NOBO data as of March 26, 2007 and March 31, 2006, respectively. Total shares outstanding as of April 9, 2007 are 1,494,174.

2 - Determined using an average of two methodologies: 1) the number of repurchased OBO shares equals the number of unknown OBO shares multiplied by the percentage of NOBO shares that will be cashed out and 2) the number of repurchased OBO shares equals the number of unknown OBO accounts multiplied by the percentage of NOBO accounts that will be cashed out multiplied by the average number of shares repurchased from NOBO accounts.

3 - Currently 60 brokerages holding shares in CEDE. Assumes only 34 will remain after the split (assumes those with two or fewer shareholders will leave).

Estimates for OBOs

Methodology #1	4/10/2007 Analysis	3/27/07 Analysis	3/26/07 Analysis
Total OBO shares	489,839	489,839	
Less Shares Held by Insiders or 5% Holders [1]	194,265	194,265	
Unknown OBO shares	**295,574**	**295,574**	
Percentage of NOBO Shares Cashed Out[2]	5.85%	5.85%	
Estimate of OBO Shares to be Cashed Out[2]	**17,291**	**17,291**	**55,567**
Estimate of Total Cash Required ($mil)[2]	**4.912**	**5.056**	**6.534**

Methodology #2	4/10/2007 Analysis	3/27/07 Analysis	3/26/07 Analysis
Number of OBOs (526-287)	239	239	
Less Known OBOs (Insiders/5% Holders) [1]	6	6	
Percentage of NOBOs with Less than 400 Shares	44.60%	44.60%	
Estimate of OBOs with Less than 400 Shares	104	104	
Average Number of Shares Repurchased from NOBOs[2]	155	155	
Estimate of OBO Shares to be Cashed Out[2]	**16,056**	**16,056**	**55,567**
Estimate of Total Cash Required ($mil)[2]	**4.866**	**5.009**	**6.534**

1 - See attached table.

2 - Based on a 1 for 400 reverse stock split.

Shares Held by Insiders or 5% Holders

Shares Owned Individually	Shares Beneficially Owned as of March 31, 2006[1]	Less Options[1]	Less Shares Jointly Owned[1]	Less Shares on Registered List[2]	Less Shares on NOBO List[3]	Adjustments[4]	Potential OBOs
Frederick C. Anderson	1,145	-	104	1,041	-		-
Brian L. Ward	167	-	167	-	-		-
Fletcher W. Adams	54,500	3,500	51,000	-	-		-
Arnold P. Hanson, Jr.	19,312	-	19,312	-	-		-
John H. Noyes	24,708	-	24,708	-	-		-
William J. Woodward	92,088	16,000	-	52,864	-		23,224
Stephen G. Boucher	1,000	-	-	-	1,000		-
Barry J. Kelley	42,439	-	36,381	416	5,738	96	-
Randall G. Lebaron	3,072	-	-	3,072	-		-
Richard T. Brunelle	5,250	5,000	200	50			-
Richard P. Ossillo	1,802	1,500	-	-	-	100	402
John H. Stratton, Jr.	6,432	5,000	-	-	-		1,432
Jeffrey Gendell	146,801	-	-	-	-	-	146,801
Shares Owned Jointly							
Frederick C. Anderson			104	104	-	-	-
Brian L. Ward			167	-	128	-	39
Fletcher W. Adams			51,000	48,271	729	(2,000)	-
Arnold P. Hanson, Jr.			19,312	112		-	19,200
John H. Noyes			24,708	12,185	12,523	-	-
William J. Woodward			-	-	-	-	-
Stephen G. Boucher			-	-	-	-	-
Barry J. Kelley			36,381	27,472	5,742	-	3,167
Randall G. Lebaron			-	-	-	-	-
Richard T. Brunelle			200	-	200	-	-
Richard P. Ossillo			-	-	-	-	-
John H. Stratton, Jr.			-	-	-	-	-
Jeffrey Gendell			-	-	-	-	-
						TOTAL	**194,265**

1 - Data from April 12, 2006 Proxy

2 - Data from March 26, 2007 Registered Shareholder List

3 - Data from March 31, 2006 List of NOBOs

4 - Based on Insider Transaction Data from Yahoo Finance